EXHIBIT 4.5
AGENCY AGREEMENT
RELATING TO
PURCHASE OF AN A-SI THIN FILM SOLAR PANNELS PRODUCTION LINE
(Translation Version)
This AGREEMENT made as of December 15, 2009 in Shenzhen, Guangdong Province, China, by and between:
CHINA TECHNOLOGY DEVELOPMENT GROUP CORPORATION (hereinafter referred to as “Party A”), a company incorporated under the laws of the British Virgin Islands, with its registered office at P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Island; and
CHINA BIOTECH HOLDINGS LIMITED (hereinafter referred to as “Party B”), a company incorporated under the laws of British Virgin Islands, with its registered office at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands
Party A and Party B shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”
WHEREAS:-
1	The core business of Party A is to manufacture, research, design solar energy products, and provide solutions in China. It plans to invest in the large-scale on-grid solar power station in Qinghai Province. Party A intends to purchase one a-Si thin film solar panels production line to manufacture solar panels, in order to supply such solar panels to the solar power station.
2	Party B has established a good relationship with Opto-electrical Research Centre of Nankai University, PRC (hereinafter referred to as “Equipment Supplier”) which possess advanced technology and solid experience in producing a-Si thin film solar panels production line.
In the context of bona fide negotiation, the Parties hereby mutually agree that Party A appoints Party B as its agency to purchase one a-Si thin film solar panels production line from the Equipment Supplier according to the terms and conditions set forth herein.
1. DEFINITIONS
1.1.	Unless otherwise provided herein, the terms used in this Agreement shall have the meaning ascribed to it in the following:

“Agreement Equipment” refers to all the components of the equipments of an a-Si thin film solar panels production line,, including accessory equipment, spare parts, technical service and technical training, whose particulars are set out in Appendix 1 “Equipments List” and Appendix 2 “Inspection Standard”

“Agreement Product” means a-Si thin film solar panels to be manufactured by the Agreement Equipment, whose quality index is set out in Appendix 2 “Inspection Standard”.

“Engineering Project” refers to the production line engineering project, including but not limited to equipment assembling, installation and test run.

“Agreement Equipment Price” means the aggregate amount of production line payable by Party A under this Agreement.

“Technical Service” refers to services in connection with assembling, installation, test running, commissioning, performance testing, operation, repair and maintenance of the Agreement Equipment.

“Technical Training” means the technical training, guidance and supervision in respect of assembling, installation, test running, commissioning, performance testing, operation, repair and maintenance of the Agreement Equipment.

“Equipment Purchase Agreement” refers to a formal purchase agreement to be signed by Party A or Party B and the Equipment Supplier, with assistance of Party B by negotiating with the Equipment Supplier on behalf of Party A.
2. APPOINTMENT
2.1	Party A appoints Party B as an agency, and Party B accepts the appointment, to purchase an a-Si thin film solar panels production line from the Equipment Supplier, including all necessary patent licensing and professional technical know-how, technical service and technical training for the operation of the purchased equipment.

2.2	The Parties agree that there will not be any fee charged for the appointment. However, Party A shall reimburse to Party B the expenses incurred, including but not limited to business traveling, telephone bill, fax bill and so on, provided such expenses have been approved in writing by Party A.

2.3	Party B shall use its best efforts to assist Party A in transportation, loading and unloading, installation, delivery and inspection of the Agreement Equipment in accordance with the Equipment Purchase Agreement.

2.4	Party B shall assist Party A in making any claims for compensation against the Equipment Supplier, if the Equipment Supplier breaches the Equipment Purchase Agreement.

2.5	Party B shall use its best efforts to sign the formal Equipment Purchase Agreement with the Equipment Supplier as soon as possible or cause the Equipment Supplier to sign the Equipment Purchase Agreement directly with Party A to determine the purchasing details and terms.
3 PRICE OF THE AGREEMENT EQUIPMENT
3.1	The Parties agree that the Price for the Agreement Equipment shall be US$6,000,000, including accessory equipment, spare parts, Technical Service and Technical Training, excluding tax payment (hereinafter referred to as “Agreement Equipment Price”).

3.2	The Parties agree that the Agreement Equipment Price shall be paid in the following ways:
a)	Party A shall pay a deposit of US$1,000,000 to Party B within ten (10) working days after the Agreement is signed, and Party B shall order the Agreement Equipment from the Equipment Supplier.

b)	Party B promises to cause the Equipment Supplier to deliver and complete the installation of the Agreement Equipment (in accordance with Appendix 1) to the place in People’s Republic of China designated by Party A within six (6) months after the Agreement is signed. After the inspection checks, Party A shall pay Party B the first installment of Agreement Equipment Price in amount of US$3,000,000.

c)	Party B promises to cause the Equipment Supplier to consummate the installation and test running procedure to satisfy the technology index and capacity target (in accordance with Appendix 2) within nine (9) months after the Agreement is signed. After the inspection checks, Party A shall pay Party B the second installment of Agreement Equipment Price in amount of US$1,500,000.

d)	If there is no serious defects in operation during the eighteen (18) months after the Agreement is signed, Party A shall pay Party B the remaining US$500,000.
4 DELIVER, CONSTRUCTION AND INSPECTION CHECKS
4.1	Delivery Date: the Parties agree that the Agreement Equipment shall be delivered to the place designated by Party A in People’s Republic of China within the 6 months after the Agreement is signed and Party B shall bear the transportation cost.

4.2	Place of Delivery: Party B shall deliver the Agreement Equipment to the place designated by Party A, which is China Merchants Zhangzhou Development Zone Trendar Solar Tech Ltd (hereinafter referred to as “Trendar”).

4.3	Equipment Installation: Party B shall be responsible for arranging the Equipment Supplier to send qualified engineering technicians to Trendar to install and test the Agreement Equipment within the two working days upon the delivery of the Agreement Equipment. Any cost incurred in connection with the installation, including but not limited to raw material cost, material cost, transportation cost, and board and lodging cost shall be borne by Party B. After the installation is completed, Party B should obtain a written approval from Party A, to start the Test Running.

4.4	Test Running: Party B shall be responsible for arranging the Equipment Provider to complete the equipment installation and Test Running to satisfy and meet the standard as set out in Appendix 2 within three (3) months upon the delivery of the Agreement Equipment. In addition, Party B shall be responsible for arranging Equipment Supplier to provide any Technical Service or Technical Training that Party A needs.

4.5	Inspection Checks: When Test Running is completed, Party A shall inspect the Agreement Equipment in accordance with the standard set out in Appendix 2. When inspection check is completed, Party A shall sign and affix the company seal on the inspection report for Party B.

4.6	Party B shall be responsible for or cause the Equipment Supplier to be responsible for the transportation, loading and unloading, installation, delivery and test run of the Agreement Equipment. Party A takes no responsibility for the above matters.

4.7	If Party A finds that any of the specifications, models, functions, qualities, quantities, manufacturers or exterior appearances of the Agreement Equipment is not consistent with this Agreement in the process of Inspection, Party A shall have the right to refuse to accept the Agreement Equipment and hold Party B liable for breach of contract, unless the changes on the specifications, models, functions, qualities, quantities, manufacturers or exterior appearances of the Agreement Equipment have been agreed upon by both Parties in writing.

4.8	If Party B fails to deliver the Agreement Equipment during the period of time specified on this Agreement, Party B shall pay Party A an overdue fine at 1‰ of the Agreement Equipment Price on a daily basis from the date immediately following the expiration of the delivery period of time specified in this Agreement, with a maximum amount of no more than USD $250,000. Party B shall also compensate Party A for any losses and cost caused by the late delivery. If the time delay exceeds thirty (30) working days, Party A shall have the right to terminate this Agreement. Apart from compensating Part A the losses as specified above, Party B shall refund the deposit paid by Party A as well.

4.9	If the inspection report issued by Party A indicates that the Agreement Equipment fails to meet the quality standard set out and specified in Appendix 2, Party A shall have the right to terminate the Agreement. Party B shall refund the Agreement Equipment Price that Party A has paid.
5 REPAIR AND QUALITY INSURANCE
5.1	Party B shall cause the Equipment Supplier to promise and guarantee that the warranty period shall be one (1) year and the life time of the Agreement Equipment shall be ten (10) years commencing on the date of acceptance after inspections satisfactory to Party A.

5.2	Party B shall turn in the certificate of production, product warranty and any other related product certification when Party B hands over the Agreement Equipment to Party A.

5.3	In case the Agreement Equipment is found to be defective in quality, which causes any losses to Party A and/or any third party, Party B shall be liable for the compensation.
6 CLAIM RIGHTS
6.1	If Party B fails to provide the Agreement Equipment in accordance with the Agreement or there are serious defects existing in the Agreement Equipment which causes losses to Party A, Party A shall have the right to file claims for the compensation against Party B. With the approval from Party A, Party B shall compensate Party A on its losses through one or several remedies as follows:
6.1.1	Party B shall agree to get the Agreement Equipment back and fully return the Agreement Equipment Price to Party A. Party B shall also undertake all the cost caused.

6.1.2	Party B shall reduce the price of the Agreement Equipment in accordance with the degree of inferiority, extent of damage of the Agreement Equipment and the amount of losses suffered by Party A. Besides, Party B shall return the balance that Party A has already paid.

6.1.3	Party B shall, at its own costs and expenses, replace the defective Agreement Equipment with a new one, in which the new replacing equipment shall meet the specification, quality and function specified in this Agreement and its Appendix. Party B shall also bear all the losses and payment caused respectively. Besides, Party B shall guarantee the quality of the new replacing equipment.
7 REPRESENTATIONS AND WARRANTIES
7.1	Unless otherwise provided herein, Party B represents and warrants that:
7.1.1	Party B has full power, authority and legal rights to sign, execute and deliver this Agreement and the full capacity to perform all of the obligations hereunder;

7.1.2	Party B possesses the reputable business credit and the Agreement Equipment is free from any claim of ownership, mortgage, lien, encumbrance or any other judicial arbitration process;

7.1.3	The execution of this Agreement and its performance of its obligations shall not violate any judgment, ruling, regulations or laws binding on Party B; and

7.1.4	The execution of this Agreement, the Agreement Equipment and its components shall not be in conflict with any judgment, ruling, or other legal obligations to any third party, including but not limited to intellectual property rights.
7.2	Unless otherwise provided herein, Party A represents and warrants that:
7.2.1	Party A has full power, authority and legal rights to sign, execute and deliver this Agreement and the full capacity to perform all of the obligations hereunder; and

7.2.2	The execution of this Agreement and its performance of its obligations shall not violate any judgment, ruling, regulations or laws binding on Party A.
7.3	If any Party breaches any of the representations or warranties given by it, it shall indemnify the other Party against any losses, damages, costs, expenses, liabilities and claims that such Party may suffer as a result of such breach and the non-defaulting Party shall have the right to terminate this Agreement by a written notice.
8 CONFIDENTIALITY
8.1	Either Party is obliged to take proper measures and appropriate actions to keep confidential of the other Party’s business information which are obtained in the execution of this Agreement, including but not limited to the business secrets, proprietary technology, invention, fabrication technology, code, graph, design, specification, cost, price, orders, shipment notice, sales and marketing plan, staff information and client information. Without a written approval from the other Party, no Party is allowed to disclose this Agreement, or any related part of this Agreement, or any related information that is acquired in connection with this Agreement, and/or any business secrets of the other Party obtained through the execution of this Agreement, to any third party and or the public.
9 FORCE MAJEURE
9.1	In case Party B fails or delays to deliver the Agreement Equipment due to the event of Force Majeure, such as severe fire, flood, typhoon, earthquake and any other events that both Parties agree, Party B can be released, totally or partially, from its liabilities, depending on the severance of the Force Majeure, provided that Party B shall have immediately notified Party A of the occurrence of such an event by fax or telegram and have submitted to Party A relevant proof for occurrence of such an event and shall take all necessary actions to accelerate delivery of the Agreement Equipment.

9.2	In case the effect of any Force Majeure lasts for more than 30 days, Party A shall have the right to terminate the Agreement by a written notice to Party B. Party B should return the Agreement Equipment Price that Party A has paid.
10 NOTICE
10.1	Unless otherwise provided herein, all the notices, requirements, agreements or other correspondence should be in form of writing by sending email or faxing to the address specified on the signature page of this Agreement.
11 EFFECTIVENESS
11.1	The Agreement shall come into force on the same day when the authorized representative of each Party executes this Agreement and affixes the company seal of the respective Parties. During the term of this Agreement, neither Party shall modify or terminate this Agreement, unless the Parties mutually agree.
12 MISCELLANEOUS
12.1	This Agreement is governed by the laws of Hong Kong. Any dispute caused by or in connection with this Agreement, both Parties shall seek consultation with each other in a friendly manner. If the Parties fail to reach an agreement, each Party hereby submits to the jurisdiction of Hong Kong courts.

12.2	For the matters which are not set forth herein, the Parties shall consult each other and sign a written complementary agreement which shall have the same legal binding effect as this Agreement itself.

12.3	No assignment of any rights or obligations under this Agreement shall be made by either Party without mutual prior written consent of both Parties.

12.4	This Agreement is made in Chinese in two (2) counterparts which have the same legal force and each Party keeps one (1) copy.
Party A: China Technology Development Group Corporation
Authorized Representative:
Name: Alan Li
Title: Chairman & Chief Executive Officer
Address: Unit 1903, 19/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, HK
Fax No. +852 3112 8410
Party B: China Biotech Holdings Limited
Authorized Representative:
Name: LU Zhenwei
Title: Director
Address: 5/F, B&H Plaza, 27 Industry Ave, Shekou, Shenzhen, China
Fax No. +86 755 2689 2899

*	This Agreement, as amended, has been terminated by the Parties since June 22, 2010 and Party B has refunded the deposit in amount of US$1 million to Party A upon termination.